Exhibit 5.2

ACTIONS BY UNANIMOUS WRITTEN CONSENT
OF THE BOARD OF DIRECTORS
OF
LEXON TECHNOLOGIES, INC.
A Delaware Corporation

IN LIEU OF SPECIAL MEETING

The undersigned, constituting all the directors of Lexon Technologies, Inc, a Delaware corporation, (the “Corporation”), acting pursuant to the authority of Section 141,of the General Corporation Law of the State of Delaware and the Bylaws of the Corporation, and with the understanding that the execution of this consent is in lieu of holding a special directors’ meeting, does hereby adopt the following resolutions.

APPROVAL OF MINUTES

RESOLVED, that the minutes of the prior meetings and written consents of the Board of directors of this Corporation, there being no objections, corrections, or modifications thereto offered, are hereby approved and adopted.

RATIFICATION OF SHAREHOLDERS RESOLUTION

The Board by this instrument approves and ratifies the following actions contemplated and approved at the Shareholder Resolution dated October 8, 2009.

INCREASE OF AUTHORIZED SHARES

WHEREAS, the company hereby will change the number of authorized shares from the current 100,000,000 to 2,000,000,000.

APPROVAL FOR COMPLETION OF REVERSE MERGER

WHEREAS, the company hereby approves the proposed merger whereby the Company will complete a reverse merger with Paragon Toner Inc by the issuance of shares in return of 100% equity ownership of Paragon Toner Inc. Thereafter, the Company will continue as the surviving company and Paragon Toner Inc. will be dissolved as soon as practicable.

CHANGE OF MANAGERIAL CONTROL TO PARAGON TONER INC.

WHEREAS, the company will effect the following and effectively transfer managerial control to Paragon Toner

a.	The resignation of Mr. Joon Ho Chang and Kyung Hong Hwang as member of the Board of Directors of the Company.

Exhibit 5.2

b.	The number of directors will increase from the current 3 to 4 directors of the Board.
c.

The appointment of Mr. James Park, Mr. Bong S. Park and Mr. Yong Won as newly appointed directors the company. Mr. Hyung Soon Lee will remain as a member of the Board but relinquish his position as CEO to Mr. James Park.

RESOLVED FURTHER, that the officers of the Corporation are hereby authorized and directed on behalf of the Corporation to execute any agreements, instruments or other documents, and to do and cause to be done any and all other acts and things as such officers may be in their discretion deem necessary or appropriate to carry out the purposes of the foregoing resolutions.

IN WITNESS WHEREOF, the undersigned, constituting all the directors of the Corporation, have executed this Unanimous Written Consent of Directors effective as of the 8th day of October, 2009.

DIRECTORS

/s/Joon Ho Chang
Joon Ho Chang

/s/ Kyung Hong Whang
Kyung Hong Hwang

/s/Hyung Soon Lee
Hyung Soon Lee